CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES D PREFERRED STOCK OF

ICONIC BRANDS, INC.

Iconic Brands, Inc., a Nevada corporation (the "Company"), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Ten (10) shares designated "Series D Preferred Stock," with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

> RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series D Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series D Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated as of the 13th day of December, 2016.

ICONIC BRANDS, INC.,
a Nevada corporation

By: [signature]
Name: Richard DeCicco
Title: President

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Iconic Brands Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
FOR SERIES D PREFERRED STOCK 10 Shares@ $0.001 par value
OF ICONIC BRANDS, INC.

ICONIC BRANDS, INC. (formerly Paw Spa, Inc.), a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State of Nevada on October 21, 2005, as amended, hereby certifies that the Board........

Continued on 1 page

3. Effective date of filing: (optional) December 13, 2016

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Richard J DeCicco

Digitally signed by Richard J DeCicco
DN: cn=Richard J DeCicco, o=United Spirits Inc, ou, email=richard.decicco@gmail.com, c=US
Date: 2017.01.09 14:00:34 -05'00'

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
PREFERENCES AND RIGHTS
Of
SERIES D PREFERRED STOCK

(Pursuant to Section 78.1955 of the
Nevada Revised Statutes)

ICONIC BRANDS, INC. (formerly Paw Spa, Inc.), a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State of Nevada on October 21, 2005, as amended, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to the authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 100,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series D Preferred Stock (the "Series D Preferred Stock"), and the number of shares so designated and authorized shall be Ten (10). Each share of Series D Preferred Stock shall have a par value of $0.001 per share and a stated value of $1.00 per share (the "Stated Value").

Section 2. Conversion. The holders of the Series D Preferred Stock shall be entitled at any time or from time to time after its issuance, to Convert each share of Preferred Stock to the equivalent of 5.1% of the Common Stock issued and outstanding at the time of Conversion. Series D Preferred Stock may also be transferred by its Holder, without restriction of Transfer.

Section 3. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Common Stock" means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Holder" means a registered holder of a share or shares of Series D Preferred Stock.